Exhibit 99.1

Accentia Biopharmaceuticals Announces $8.7 Million Financing

to Support Accelerated Drug Commercialization Strategies

TAMPA, FLORIDA – January 18, 2008 – Accentia Biopharmaceuticals, Inc. (NASDAQ: ABPI) announced that it has entered into definitive agreements for a private placement offering of convertible preferred stock and warrants to new and existing institutional investors for gross proceeds of approximately $8.7 million before fees and expenses. Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as the exclusive placement agent.

Accentia intends to use the proceeds as working capital, including supporting drug development, regulatory strategies and marketing plans. Chairman and CEO, Dr. Frank O’Donnell, elaborated, “We believe we are on the verge of achieving a series of very important milestones, including reporting the unblinded results from our pivotal Phase 3 clinical trial of SinuNase™ in March. In order to be best positioned to take advantage of anticipated positive results, there are time-sensitive priorities that, if started immediately, should accelerate our commercialization strategies. We expect that this funding will support such activities for SinuNase including preparations for a potential New Drug Application (NDA), commencing an 8-week clinical study of a pump spray formulation for mild-to-moderate sinusitis and organizing a confirmatory Phase 3 study for the lavage formulation.” SinuNase targets the treatment of chronic sinusitis, a debilitating disease that affects more than 60 million sufferers in the U.S. and Europe.

The financing provides investors with the right to convert their shares of preferred stock into shares of the Company’s common stock at $2.67 per share. The offering includes short-term warrants allowing investors to purchase that number of common shares into which the purchaser’s preferred stock is convertible. These short-term warrants will be exercisable for cash only at $2.67 per share for a period of 30 days after the Company’s initial press release announcing the unblinded results of the completed Phase 3 clinical trial for SinuNase. If no such press release is made, then the exercise period shall be the 30-day period commencing December 2, 2008. Additionally, the offering includes long-term warrants allowing investors to purchase 50% of the number of common shares into which the purchaser’s preferred stock is convertible. These long-term warrants have an exercise price of $2.67 per share and are exercisable for a period of 6 years. The Company has agreed to file a registration statement under the Securities Act of 1933 (the “Act”) for the common shares to be issued upon conversion of the preferred stock and the exercise of the warrants and maintain the effectiveness of the registration statement for a minimum of 5 years.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. The securities offered in the private placement to the investors were not registered under the Act, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act. Complete terms of this private transaction are available in a Form 8-K to be filed with the Securities and Exchange Commission.

About Accentia Biopharmaceuticals, Inc.

Accentia Biopharmaceuticals, Inc. is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase™, a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune™, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (OTCBB:BVTI) and a royalty interest in Biovest’s lead drug candidate, BiovaxID™ and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contacts:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

or

Susan Bonitz, Ph.D., Director, Program Coordination

Phone: (813) 864-2554, ext.277 / Email: sbonitz@accentia.net

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM), SinuNase(TM), BiovaxID(TM), AutovaxID(TM), SinuTest(TM), AllerNase(TM) and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of

Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.